Exhibit 99.1

Agility Robotics to Go Public Through $2.5 Billion Merger with Churchill Capital Corp XI

Transaction expected to create the only U.S. publicly listed pure-play humanoid company with proven, active commercial deployments

●	Operating today in commercial environments with leading enterprises including Schaeffler, GXO, and Toyota Motor Manufacturing Canada.

●	Supported by leading strategic investors and partners across the AI, technology, VC, and industrial ecosystem, including DCVC, NVIDIA, Amazon, SoftBank Vision Fund 2, Foxconn, Schaeffler, Abico, and Playground Global.

●	Digit v5 is designed to be the world’s first AI-enabled cooperatively safe humanoid robot; Agility’s vertically integrated platform is general-purpose and built for scaled deployment.

●	Strong commercial momentum with more than $300 million of multi-year contracted Digit v5 orders secured to date.

●	$2.5 billion pre-money equity value and more than $620 million of expected gross transaction proceeds, including approximately $200 million of incremental financing via a common stock PIPE committed at $10 per share from leading existing and new institutional investors.

●	Proceeds will support fulfillment of existing customer orders, expansion of commercial deployments, scaling of Digit v5 production, and continued investment in Agility’s integrated platform.

●	Company to host a conference call today at 8:30 AM Eastern Standard Time. Visit www.agilityrobotics.com/investors for more information.

SALEM, Ore. and NEW YORK, N.Y., June 24, 2026 – Agility Robotics, Inc. (“Agility” or the “Company”), a leading humanoid robotics and physical AI company, and Churchill Capital Corp XI (NASDAQ: CCXI) (“Churchill”), a publicly traded special purpose acquisition company, today announced they have entered into a definitive business combination agreement (the “Transaction”). Upon closing of the Transaction, the combined company is expected to operate as Agility and be listed on a major North American exchange under the ticker symbol “AGLT.”

Agility’s mission is to build robot partners that augment the human workforce and lead the adoption of humanoids everywhere. Its flagship humanoid robot, Digit, is a general-purpose, human-centric robot Made for Work™ currently operating in manufacturing, distribution, and logistics environments to fill chronic physical labor shortages. Through more than a decade of development, Agility has established itself as one of the only humanoid robotics companies with multiple years of operational experience in real customer environments. The Company is supported by leading strategic investors and partners across the AI, technology, VC, and industrial ecosystem, including DCVC, NVIDIA, Amazon, SoftBank Vision Fund 2, Schaeffler, Foxconn, Abico, and Playground Global.

“Churchill Capital is proud to partner with companies that are shaping the future of technology and commerce,” said Michael Klein, Chairman and CEO of Churchill Capital Corp XI. “Agility is a humanoid first mover with proven technology, real-world deployments, and the trust of some of the world’s most demanding enterprises. We are excited to support Peggy, Jonathan, and the Agility team as they scale deployment of Digit, extend their leadership in physical AI, and create enduring value for shareholders.”

Digit Is Made for Work™

Peggy Johnson, CEO of Agility Robotics, said, “Humanoid robots are a critical driver of American technology leadership and the future of global industry. With category-defining commercially deployed humanoid robots operating in real customer environments today, Agility is at the forefront of a new era where safety-first, AI-powered technology can reliably work alongside people to bridge labor shortages, increase productivity, and strengthen the resilience of our supply chains. We believe humanoids are at a meaningful inflection point in commercial adoption, and we are focused on meeting growing customer demand, expanding deployments, and advancing our roadmap across robotics, physical AI, safety systems, and enterprise software. As adoption accelerates, we believe Agility is positioned to address a market opportunity across manufacturing, distribution, and logistics environments in the United States that is estimated by management to be approximately $1 trillion.”

Today, Digit is commercially deployed with leading enterprises including Schaeffler, GXO, Toyota Motor Manufacturing Canada, and Mercado Libre where it automates repetitive physical tasks across manufacturing, distribution, and logistics operations. Through deployment commitments across nine customer facilities, Digit has accumulated more than 65,000 hours of operation and demonstrated the ability to operate safely and reliably in live production environments.

Beyond its active deployments, Agility is working with a growing list of world-class potential customers for its Customer Acceleration Program that helps enterprises evaluate and prepare for large-scale humanoid adoption. The program feeds a growing pipeline of future deployments across industries and reflects increasing enterprise interest in humanoid adoption.

Agility’s commercial deployments have generated a growing body of proprietary, real-world operational data that continuously improves the Company’s embodied AI systems, accelerates development of new capabilities, and expands the range of tasks Digit can perform. The resulting data flywheel strengthens Agility’s technology platform, drives innovation, and creates increasing value for customers.

The Company is now preparing for the commercial launch of Digit v5, its next-generation humanoid robot designed to be the world’s first cooperatively safe humanoid. Agility has already secured more than $300 million of multi-year orders for Digit v5, subject to the realization of certain contractual milestones, with a growing pipeline of over 30 customers, reflecting growing demand from enterprises preparing to deploy humanoid robots at scale.

Building the World’s First Cooperatively Safe Humanoid Robot

Agility was established in 2015 by Dr. Jonathan Hurst, Dr. Damion Shelton, and Mikhail Jones out of Oregon State University’s Dynamic Robotics Laboratory. Since its founding, the Company has focused on advancing humanoid robotics from research and development into real-world commercial deployment, building deep expertise across robotics, physical AI, safety systems, and enterprise automation.

Jonathan Hurst, Co-Founder and Chief Robot Officer of Agility Robotics, said, “We set out to build robots capable of performing useful physical work in environments designed for people, and that mission has been central to Agility from day one. We believe cooperative safety is the critical unlock for scaled humanoid adoption, and our next generation Digit represents an important milestone toward a future where robots become trusted partners in the workplace.”

Today, humanoid deployment requires robots and people to operate in segregated environments. Agility believes cooperative safety – the ability for robots to safely work alongside people in dynamic environments – is the critical requirement for broad humanoid adoption. Digit v5 is designed to be the world’s first cooperatively safe AI-enabled humanoid robot, enabling deployment in environments where people and robots work together while expanding the range of workflows that can be automated.

Supporting this capability is Agility’s proprietary physical AI platform, which enables Digit to perceive, understand, and interact with the physical world while safely operating in complex, human-centric environments. Real-world deployment data continuously improves these capabilities, creating a compounding advantage as Agility scales adoption and develops new skills.

Agility’s physical AI leadership is further strengthened through collaboration with leading technology partners, including Google DeepMind and NVIDIA, which selected Agility as the launch partner for NVIDIA Halos, the industry’s first full-stack safety system for physical AI and humanoid robotics. The collaboration builds upon a longstanding relationship between the companies and reflects a shared commitment to advancing safe deployment of physical AI systems.

To support commercial scale, Agility has built the manufacturing, hardware, supply chain, and deployment infrastructure required for broad enterprise adoption. Central to this platform is Agility Arc, the Company’s cloud-based automation platform, which integrates Digit into customer operations and enables deployment, fleet orchestration, and operational management across facilities. Complementing Arc, Agility has built an integrated manufacturing and supply chain infrastructure, including RoboFab, its full-scale humanoid manufacturing facility designed to support production of up to 10,000 units annually, ownership of many of Digit’s highest-value hardware systems, and a domestic supply chain that sources approximately 75% of Digit parts within the United States.

Agility believes its combination of proven commercial deployments, growing customer demand, proprietary physical AI capabilities, cooperative safety leadership, and integrated deployment and manufacturing infrastructure positions the Company to capitalize on the growing adoption of humanoid robotics.

Agility is guided by a highly experienced leadership team, including CEO Peggy Johnson, Co-Founder & Chief Robot Officer Jonathan Hurst, Chief Business Officer Daniel Diez, Chief Financial & Operating Officer Jennifer Hunter, Chief Technology Officer Pras Velagapudi, Chief Hardware Officer Marco Marroquin and General Counsel and Chief People Officer Ana Lang. The executive team brings together more than 80 years of commercial leadership and more than 50 years of technical robotics experience.

Attractive Transaction Structure to Accelerate Growth

The business combination values Agility at a pre-money equity value of $2.5 billion, providing an attractive entry point into Agility for Churchill XI shareholders and new investors. The Transaction is expected to provide more than $620 million of gross proceeds to Agility, including:

●	$420 million of cash held in Churchill XI’s trust account (assuming no redemptions); and

●	Approximately $200 million of incremental financing via a common stock PIPE committed at $10 per share, led by Foxconn with participation from leading existing and new institutional investors.

Agility intends to use the proceeds from the Transaction to fulfill existing customer orders, expand commercial deployments, scale production of Digit v5, and continue investing in its integrated platform spanning robotics, physical AI, software, safety systems, and manufacturing infrastructure.

Demonstrating strong alignment with public shareholders, 100% of existing Agility shareholders will roll their equity into the combined company. All existing Agility shareholders will be locked up for 180 days at close of the transaction.

The boards of directors of both Agility and Churchill XI have each unanimously approved the proposed business combination. The Transaction is expected to close in 2026, subject to approval by Churchill XI shareholders, SEC review of the registration statement on Form S-4, receipt of required regulatory approvals, approval by the relevant stock exchange to list the securities of the combined company, and other customary closing conditions.

Conference Call Information

The management teams of Agility and Churchill will host an investor conference call to discuss the proposed transaction and review an investor presentation at 8:30 a.m. ET today, June 24, 2026. Interested investors may access a live webcast of the conference call by visiting www.agilityrobotics.com/investors. A replay of the call will also be made available at the same website and a transcript of the call will be filed with the Securities and Exchange Commission.

Advisors

Citigroup Global Markets Inc. is serving as exclusive capital markets advisor and lead PIPE placement agent to Churchill XI. Willkie Farr & Gallagher LLP is serving as transaction counsel to Churchill XI. Ocean Tomo, a part of J.S. Held, is serving as financial and technical advisor to Churchill XI. Ogier (Cayman) LLP is serving as Cayman Islands legal counsel to Churchill XI. Ropes & Gray LLP is serving as legal advisor to the PIPE placement agents and capital markets advisor to Churchill XI. Ellenoff Grossman & Schole LLP is serving as corporate counsel to Churchill XI.

BTIG, LLC is serving as exclusive financial advisor to Agility and PIPE placement agent to Churchill XI. Latham & Watkins LLP is serving as legal advisor to Agility.

About Agility

Agility’s commercially deployed humanoids operate alongside teams in warehouses, manufacturing facilities and distribution centers – tackling physically demanding and repetitive tasks while enabling workers to focus on higher-value work. With industry-leading safety standards and years of proven deployment data, we’re pioneering a new era of automation that enhances human potential. To learn more, visit [www.agilityrobotics.com].

About Churchill Capital Corp XI

Churchill XI is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. It may pursue an initial business combination target in any business or industry.

Additional Information About the Proposed Transaction and Where to Find It

The proposed transaction will be submitted to shareholders of Churchill XI for their consideration. Churchill XI intends to file a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), which will include preliminary and definitive proxy statements to be distributed to Churchill XI’s shareholders in connection with Churchill XI’s solicitation of proxies for the vote by Churchill XI’s shareholders in connection with the proposed transaction and other matters to be described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Company stockholders in connection with the completion of the proposed transaction. After the Registration Statement has been filed and declared effective, a definitive proxy statement/prospectus and other relevant documents will be mailed to Churchill XI shareholders as of the record date established for voting on the proposed transaction. Before making any voting or investment decision, Churchill XI and Company stockholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus statement, as well as other documents filed with the SEC by Churchill XI in connection with the proposed transaction, as these documents will contain important information about Churchill XI, the Company and the proposed transaction. Shareholders may obtain a copy of the preliminary or definitive proxy statement/prospectus statement, once available, as well as other documents filed by Churchill XI with the SEC, without charge, at the SEC’s website located at www.sec.gov or by directing a written request to Churchill XI Capital Corp XI, 640 Fifth Avenue, 14th Floor, New York, NY 10019.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements include statements relating to, without limitation: our ability to consummate the proposed business combination and PIPE and the satisfaction or waiver of the closing conditions set forth in the proposed business combination or PIPE subscription agreements; the occurrence of any other event, change or other circumstances that could give rise to the termination of the proposed business combination or PIPE subscription agreements; projections of market opportunity and market share; estimates of customer adoption rates, market acceptance and usage patterns; projections regarding the Company’s future development plans; the timing and success of the Company’s future development plans; the ability of the Company to implement its strategic initiatives and continue to innovate its existing products and services; the potential for share price appreciation; the expected timing of announcement and close of the potential transaction; the Company’s economic opportunity and total addressable market; the expected amount of gross transaction proceeds and the planned pre-money valuation of the Company; expectations regarding the Company’s ability to attract, retain and expand its customer base; the Company’s deployment of proceeds from capital raising transactions; the Company’s expectations concerning relationships with strategic partners, suppliers, regulatory bodies and other third parties; the Company’s ability to maintain, protect and enhance its intellectual property; future ventures or investments in companies, products, services or technologies; development of favorable regulations affecting the Company’s markets; the potential benefits of the proposed transactions and expectations related to its terms and timing; and the potential for the combined company to increase in value.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions, many of which are beyond the control of the Company and Churchill XI.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause Churchill XI’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such statements. Such risks and uncertainties include: that the Company is pursuing an emerging technology, faces significant technical challenges and may not achieve commercialization or market acceptance; the Company’s historical net losses and limited operating history; the Company’s expectations regarding future financial performance, capital requirements and unit economics; the Company’s use and reporting of business and operational metrics; the Company’s competitive landscape; the Company’s dependence on members of its senior management and its ability to attract and retain qualified personnel; the potential need for additional future financing; the Company’s ability to manage growth and expand its operations; potential future acquisitions or investments in companies, products, services or technologies; the Company’s reliance on strategic partners and other third parties; the Company’s ability to maintain, protect and defend its intellectual property rights; risks associated with privacy, data protection or cybersecurity incidents and related regulations; the use, rate of adoption and regulation of artificial intelligence and machine learning; uncertainty or changes with respect to laws and regulations; uncertainty or changes with respect to taxes, trade conditions and the macroeconomic environment; the combined company’s ability to maintain internal control over financial reporting and operate a public company; the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of Churchill XI’s securities; the failure by the parties to satisfy the conditions to consummation of the proposed transaction, including the approval of Churchill XI’s shareholders; the possibility that required regulatory approvals for the proposed transaction are delayed or are not obtained, which could adversely affect the combined company or the expected benefits of the proposed transaction; the risk that shareholders of Churchill XI could elect to have their shares redeemed, leaving the combined company with insufficient cash to execute its business plans; the level of redemptions of Churchill XI’s public shareholders; the ability of the Company to grow and manage growth, maintain relationships with customers and retain its management and key employees; costs related to the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; the outcome of any legal proceedings or government investigations that may be commenced against the Company or Churchill XI; failure to realize the anticipated benefits of the proposed transaction; the Company’s estimates of expenses and profitability; the evolution of the markets in which the Company competes; the ability of Churchill XI or the combined company to issue equity or equity-linked securities in connection with the proposed transaction or in the future; and other factors described in Churchill XI’s filings with the SEC. Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings and potential filings by the Company, Churchill XI or the combined company resulting from the proposed transaction with the SEC, including under the heading “Risk Factors.” If any of these risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. In addition, these statements reflect the expectations, plans and forecasts of the Company’s and Churchill XI’s management as of the date of this Current Report on Form 8-K; subsequent events and developments may cause their assessments to change. While the Company and Churchill XI may elect to update these forward-looking statements at some point in the future, they specifically disclaim any obligation to do so. Accordingly, undue reliance should not be placed upon these statements.

In addition, statements that “we believe” and similar statements reflect Churchill XI’s beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Current Report on Form 8-K, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and Churchill XI’s statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

An investment in Churchill XI is not an investment in any of Churchill XI’s founders’ or sponsors’ past investments, companies or affiliated funds. The historical results of those investments are not indicative of future performance of Churchill XI, which may differ materially from the performance of Churchill XI’s founders’ or sponsors’ past investments.

Participants in the Solicitation

Churchill XI, the Company and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Churchill XI’s shareholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Churchill XI’s shareholders in connection with the proposed transaction will be set forth in proxy statement/prospectus statement when it is filed by Churchill XI with the SEC. You can find more information about Churchill XI’s directors and executive officers in Churchill XI’s final prospectus related to its initial public offering filed with the SEC on December 16, 2025. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus statement when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources described above.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is not, and under no circumstances is to be construed as, a prospectus, an advertisement or a public offering of the securities described herein in the United States or any other jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or exemptions therefrom. INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Contacts

Media:

Scott Bisang / David Feldman

Agility-CS@collectedstrategies.com

Investors:

Anthony Rozmus

investor-relations@agilityrobotics.com